Exhibit 99.4

CHAPTER 7 LIQUIDATION ANALYSIS

Introduction

The following is a liquidation analysis (the “Liquidation Analysis”) for the Debtors. The Liquidation Analysis reflects the projected outcome of a hypothetical, orderly liquidation of the Debtors under chapter 7 of the Bankruptcy Code. Any estimates relating to Claims or other liabilities of the Debtors or the value of the Debtors’ assets are not an admission by the Debtors as to the actual amount or value of any such Claims, liabilities or assets.

If the Debtors’ chapter 11 cases were converted to cases under chapter 7 of the Bankruptcy Code, a chapter 7 Trustee would be elected or appointed to liquidate the Debtors’ remaining assets for distribution to holders of Allowed Claims. The cash amount available for distribution to general unsecured creditors in a chapter 7 case consists of the proceeds resulting from the disposition of assets of the Debtor’s reduced by the costs of liquidation, the amount of secured debt, and the value of Allowed Administrative Claims, Priority Claims and Priority Tax Claims.

The Liquidation Analysis assumes that, in a chapter 7 liquidation, the chapter 7 Trustee will seek to liquidate the Debtors’ remaining assets, object to and resolve claims and otherwise wind down the Debtors’ bankruptcy estates over approximately six months following conversion. The period of time necessary to liquidate the entirety of the Debtors’ assets is a result of the illiquid nature of certain of those assets as well as the geographic dispersion of certain of those assets, including inventory and fixed assets.

Under the facts and circumstances of these cases, as of the date hereof, the Debtors submit that the assumptions made are reasonable.

Assumptions

The Liquidation Analysis considers many factors and makes certain assumptions. These assumptions are described below.

General Assumptions

The Liquidation Analysis assumes that the Debtors are unsuccessful in their attempts for an out-of court restructuring through its Exchange Offer or a consensual, prepackaged bankruptcy filing. On January 27, 2012 the Offeror files for chapter 11 and on March 31, 2012, the Bankruptcy Cases were converted to cases under chapter 7.

Both the estimated proceeds arising from the liquidation of the Debtors’ assets and the estimated claims associated with the Debtors are set forth in the analysis with a low and high estimated amount, where applicable.

Balance Sheet Assets

The assets to be liquidated are all assets of the filing entities, and consideration is also given to potential recoveries from the assets of Aquilex Welding Services B.V. (European entity) and the Aquilex Arabia Company Ltd (the Saudi JV). The gross value of assets to be liquidated was derived from the Offeror’s projected balance sheet as of March 31, 2012, which was adjusted to reflect the anticipated negative impact of the bankruptcy filings. The following are assumptions and additional detail with respect to specific categories of the balance sheet assets.

Cash: derived based upon a direct cash flow projection which was prepared assuming a bankruptcy scenario. As such the forecast anticipates a loss of sales, diminished trade credit, increased bonding costs and incremental professional fees, among other adjustments.

Accounts Receivable: assumes the composition of accounts receivable is the same as it was on October 31, 2011 and nets costs in excess of billings against accounts receivable. In estimating recoveries, the Debtors considered the implications and potentially different recoveries for SRO/Hydrochem (or “IC”), domestic/foreign, billed/unbilled and current/past-due accounts receivable.

Inventory: includes chemicals, tools and parts, and weld wire used by the Debtors in performing its services to customers. Inventory is not held for sale and the Offeror accounts for inventory on a cost basis. This category excludes any inventory associated with purchase orders for goods not yet delivered. These amounts are shown net of the auctioneer/broker fees necessary to convert them to cash.

Income Tax Receivable: includes state and foreign (primarily Canadian) tax withholdings. Recovery estimates incorporate the inherent risk associated with gathering and filing the appropriate documentation to be eligible for the receivables. These values are undiscounted and the foreign tax refunds would likely be realized over a 6 – 12 month period.

Property, Plant and Equipment (“PP&E”): reflects a net PPE balance and consists of land, buildings, improvements, machinery and equipment, furniture, fixtures and equipment, vehicles, construction in progress and accumulated depreciation. The overwhelming majority of this asset class is comprised by various pieces of equipment used by the Offeror to deliver services to clients. In certain cases the equipment is proprietary or uniquely designed or modified for processes/applications that are not common in the industry. As such some of these items would be difficult to sell, thus depressing potential recoveries. These values are undiscounted and the proceeds from asset sales would likely be realized over a 6 month period. These amounts are shown net of the auctioneer/broker fees necessary to convert them to cash.

Other Assets: includes receivables due from sale of equipment and vendor credits and rebates.

WSI BV (Europe) and Saudi JV: the Saudi JV has no physical assets and is assumed to have no realizable net assets as of the date the case is converted to a chapter 7. The European operation consists of a sales force and assembled workforce to service customers in the field as well as a shop located in Poland. It is assumed that the portion of the business which performs field work is not salable as a going concern, however the shop in Poland could likely be sold as an operating business. It is estimated that the shop will generate approximately $10 million of revenue and $1 million of cash flow during 2012. The net recovery from the European operations assumes cash on hand and AR collections fund the cost of local insolvency proceedings in Europe and the recovery to US creditors results from the sale of the shop in Poland.

Causes of Action: the Liquidation Analysis excludes potential value from any causes of action

Chapter 7 Liquidation Expenses

Chapter 7 Trustee Fees: the Liquidation Analysis assumes that a chapter 7 Trustee would receive 3.0 percent of the value distributed to creditors as payment for administering the chapter 7 cases.

Other Professional Fees: The Liquidation Analysis assumes that: (i) the chapter 7 Trustee retains legal counsel, a financial advisor and a claims agent to assist in the administration of the liquidation; (ii) it takes approximately 6 months to complete the liquidation, commencing on March 31, 2012; and (iii) professional fees relating to the chapter 7 cases accrue in the amount of $400,000 per month for the first three months and $200,000 per month for the second three-month period.

Wind-down Expenses: The estimated wind-down expenses include amounts for payroll, benefits and other employee expenses for employees who assist with the liquidation as well as other expenses directly associated with the asset dispositions. Such expenses are estimated at $300,000 per month for the first three months and $150,000 per month for the second three-month period.

Carve-out

The estimate of claims includes a carve-out of $6.5 million for outstanding chapter 11 professional fees not paid prior to the conversion of the cases to chapter 7.

Secured Claims

DIP Revolver: Per the DIP Credit Agreement, financing consists of a $10.0 million new-money revolving facility, which is anticipated to be fully drawn upon conversion to a chapter 7.

DIP Letters of Credit: Outstanding balance is assumed to be the same as November 28, 2011. Letters of credit are anticipated to be fully drawn upon conversion to a chapter 7.

DIP Roll-up: Per the DIP Credit Agreement, $55.0 million in pre-petition secured debt will be rolled up into the DIP facility.

Pre-petition Secure Debt: As of November 30, 2011, secured first lien debt facilities consist of a $36.0 million revolver and $162.2 million term loan. The DIP credit agreement allows for $55.0 million of the pre-petition secured first lien debt to be rolled up into the facility, which would reduce the pre-petition facilities pro rata resulting in balances of $26.0 million and $117.2 million, respectively, for the revolver and term loan.

Administrative, Priority and General Unsecured Claims

Administrative, Priority and General Unsecured Claims: As the Liquidation Analysis does not yield adequate net proceeds to settle claims senior to any Administrative, Priority or General Unsecured claims, these items have been omitted from the presentation.

Disclaimers and Variances

The process of estimating recoveries in a chapter 7 case is uncertain due to economic, business, litigation and other contingencies. The underlying estimates and projections utilized by the Debtors to develop the attached Liquidation Analysis have been prepared by the Debtors and have not been examined by independent accountants.

The Debtors make no representations of the accuracy of these estimates and projections or a chapter 7 Trustee’s ability to meet the estimates and projections as the assumptions underlying the estimates and projections are subject to significant uncertainties. Unanticipated results, positive or negative, may occur. The Liquidation Analysis is, by its nature, uncertain. Nonetheless, the Liquidation Analysis represents the Debtors’ current and best estimate of the financial results from the conversion of the Bankruptcy Cases to cases under chapter 7 and the associated liquidation of assets under the circumstances described above.

Furthermore, this Liquidation Analysis has been prepared assuming the cases are converted to chapter 7 as of March 31, 2012. Should the cases convert in the April, May or June 2012 timeframe it’s likely that the net recovery to creditors would be lower than what is presented here, due to: (i) damage to the business resulting from an extended period in bankruptcy; (ii) seasonal working capital requirements, which would essentially convert the cash balance as of the end of March into assets (primarily accounts receivable and inventory to a lesser degree) which yield a recovery less than 100%; and (iii) additional expenses, including professional fees, resulting from the extended tenure in bankruptcy.

		3/31/12 Balance (1)	Low Recovery		High Recovery
$ in thousands	Notes		$	%	$	%

Cash	(2)	$8,093	$8,093	100.0%	$8,093	100.0%
Accounts Receivable, net of allowance	(3)	96,685	42,384	43.8%	61,830	64.0%
Inventory	(4)	9,693	811	8.4%	1,977	20.4%
Prepaid Expenses	(5)	1,100	—	0.0%	—	0.0%
Income Tax Receivable	(6)	3,525	881	25.0%	2,644	75.0%
Deferred Tax Asset		2,378	—	0.0%	—	0.0%
Other Current Assets	(7)	1,058	48	4.5%	98	9.2%

Subtotal		$122,532	$52,217	42.6%	$74,642	60.9%

PP&E, net	(8)	64,402	3,477	5.4%	8,881	13.8%
Goodwill/Intangibles	(9)	448,674	—	0.0%	—	0.0%
Other Assets	(7)	1,638	74	4.5%	151	9.2%
Deferred Financing Costs, net		11,085	—	0.0%	—	0.0%
WSI BV (Europe) and Saudi JV	(10)	7,022	2,500	35.6%	6,000	85.4%

Subtotal		$532,820	$6,051	1.1%	$15,032	2.8%

Total Recoverable Value		$655,353	$58,268	8.9%	$89,674	13.7%

Less: Liquidation Expenses
Trustee Fees	(11)		1,748		2,690
Other Professional Fees	(12)		1,800		1,800
Other Wind-Down Costs	(13)		1,350		1,350

Total Liquidation Costs			4,898		5,840

Less: Professional Fee Carve-Out
Professional Fee Carve-Out	(14)		6,500		6,500

Net Proceeds Available for DIP Facility			$46,870		$77,334

Less: DIP Facility
DIP Revolver	(15)		10,000		10,000
DIP Letters of Credit	(16)		13,167		13,167
DIP Roll-up	(17)		55,000		55,000

Total DIP Facility			78,167		78,167
Recovery			60.0%		98.9%

Net Proceeds Available for Prepetition 1st Lien Secured Debt			$—		$0

Revolving Credit Facility	(18)		26,011		26,011
Term Loan	(18)		117,214		117,214

Total Prepetition 1st Lien Secured Debt			143,225		143,225
Recovery			0.0%		0.0%

Net Proceeds Available for Other Creditors			$—		$—

Recovery			0.0%		0.0%

(1)	Balance sheet assets are estimated based on the Debtor’s projections for March 31, 2012 and adjusted for the impact of the bankruptcy filing. Saudi JV is assumed to have no physical assets, and all assets for WSI BV (Europe) are consolidated into the WSI BV (Europe) / Saudi JV line item.
(2)	All cash is assumed to be unrestricted and estimated based on balance of $8.1 million before pay down of DIP financing per the Original DIP budget. The balance incorporates additional costs and business impact associated with a bankruptcy filing commencing in January 2012.
(3)	Assumes the same AR composition as of October 31, 2011 and includes costs in excess of billings. In estimating recoveries, the Debtors considered the implications and potentially different recoveries for SRO/Hydrochem, domestic/foreign, billed/unbilled and current/past-due accounts receivable. Recoveries take into account customer set-off rights if work is not completed.
(4)	Inventory includes chemicals, tools and parts, and weld wire used by the Debtors in performing its services to customers. Inventory is not held for sale and the Offeror accounts for inventory on a cost basis. This category excludes any inventory associated with purchase orders for goods not yet delivered. These amounts are shown net of the auctioneer/broker fees necessary to convert them to cash. Recoveries consider that inventory is recorded at cost and not depreciated, a portion of chemical and weld wire inventory is proprietary, and tools and parts are aged.
(5)	Includes prepaid expenses, insurance, licenses and subscriptions with no recoverable value.
(6)	Represents tax withholdings by foreign customers (primarily Canada) and state receivables. Recoveries incorporate the inherent risk associated with administration and documentation to be eligible for the receivables.
(7)	Other assets represent receivables due from sale of equipment and vendor credits and rebates.
(8)	Reflects a net PPE balance and consists of land, buildings, improvements, machinery and equipment, furniture, fixtures and equipment, vehicles, construction in progress and accumulated depreciation.
(9)	Includes intangibles associated with trade name, customer relations, and proprietary technologies.
(10)	Saudi JV is assumed to have no physical assets or recoverable value. WSI BV (Europe) assets are estimated per the Business Plan and recovery estimates assume a sale of the shop services at a range of enterprise value.
(11)	Trustee fees estimated at 3.0% of recoverable value distributed to creditors as payment for administering the case.
(12)	Assumes a chapter 7 Trustee retains legal counsel, financial advisor and a claims agent to assist in the administration of the liquidation. The case runs for approximately 6 months commencing on March 31, 2012. Professional fees relating to the chapter 7 case accrue in the amount of $400,000 per month for the first three months and $200,000 per month for the second three months.
(13)	The estimated wind-down expenses include amounts for payroll, benefits and other employee expenses for employees who assist with the liquidation as well as other expenses directly associated with the asset dispositions. Such expenses are estimated at $300,000 per month for the first three months and $150,000 per month for the second three-month period.
(14)	The estimate of claims includes a carve-out of $6.5 million for outstanding chapter 11 professional fees not paid prior to the conversion of the cases to chapter 7.
(15)	Per the DIP Credit Agreement, financing consists of a $10.0 million new-money revolving facility, which is anticipated to be fully drawn upon conversion to a chapter 7.
(16)	Outstanding balance is assumed to be the same as November 28, 2011. Letters of credit are anticipated to be fully drawn upon a conversion to a chapter 7.
(17)	Per the DIP Credit Agreement, $55.0 million in pre-petition secured debt will be rolled up into the DIP facility.

(18)	As of November 30, 2011, secured first lien debt facilities consist of a $36.0 million revolver and $162.2 million term loan. The DIP credit agreement allows for $55.0 million of the pre-petition secured first lien debt to be rolled up into the facility, which would reduce the pre-petition facilities pro rata resulting in balances of $26.0 million and $117.2 million, respectively, for the revolver and term loan.